                                                                    EXHIBIT 10.1

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

     THIS AMENDMENT (the "Amendment"), dated as of January 2, 1997, and among CAMBRIDGE EYE ASSOCIATES, INC. (f/k/a CEA Acquisition Corp.), a Delaware corporation (the "Company"), SIGHT RESOURCE CORPORATION (f/k/a NewVision Technology, Inc.), a Delaware corporation ("SRC"), and ELLIOT S. WEINSTOCK, O.D. (the "Employee").

     WHEREAS, the parties have previously entered into an Employment Agreement dated as of February 24, 1995 (the "Agreement"; capitalized terms used herein without definition having the meanings ascribed to such terms in the Agreement), pursuant to which, among other things, the Employee serves as the Company's President;

     WHEREAS, in connection with the settlement of a dispute between Irwin Mesch ("Mesch") on the one hand, and the Employee, the Company, ESW, Inc. (f/k/a Cambridge Eye Associates. Inc.), Thomas J. Baker and SRC on the other hand, the parties and Mesch entered into a Settlement Agreement and Mutual Release dated as of December 27, 1995, pursuant to which, among other things, the Company and SRC transferred to Mesch the aggregate sum of $288,000 and an aggregate of 14,300 shares of common stock of SRC (the "Mesch Settlement"); and

     WHEREAS, in connection with the foregoing, the parties desire to amend and/or clarify certain terms and provisions of the Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Section 1. RELEASE. In consideration of the amendments to the Agreement described below, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, each of SRC, the Company, Douglas Vision World, Inc., Cambridge Eye Doctors of New Hampshire, Inc., E.B. Brown Opticians, Inc. and Optometric Providers, Inc. on behalf of itself and its respective agents, successors, predecessors, assigns, employees, officers, directors, shareholders, parents, subsidiaries and affiliated corporations, partners, limited partners, trustees, servants and attorneys (collectively, the "SRC Releasors") hereby forever releases, discharges and covenants not to sue each of the Employee and ESW, Inc. and their respective heirs, administrators, executors, agents, servants, successors, assigns, predecessors, employees, officers, directors, shareholders, parents, subsidiaries and affiliated corporations, partners, limited partners, trustees and attorneys (collectively, the "Employee Releasees") of, from and concerning all manner of actions, causes of action, suits, sums of money, covenants, contracts, agreements, promises, liabilities, damages, rights, claims and demands whatsoever, whether in law or in equity (collectively, the "Claims"), whether known or unknown, vested or contingent, direct or indirect, which any SRC Releasor ever had, now has or hereafter may have against any Employee Releasee for any reason whatsoever, in each case which Claim (a) is based on an action or failure to act from the beginning of the world to the date of this Amendment and (b) arises out of or in any way relates to (i) the Agreement, (ii) the Asset Transfer Agreement dated as of February 24, 1995 by and among SRC, the Company, ESW, Inc. (f/k/a Cambridge Eye Associates, Inc.) and the Employee, (iii) any Ancillary Agreement (as defined in such Asset Transfer Agreement), (iv) the Optometric Records Transfer Agreement, dated February 24, 1995, among ESW, Inc., Optometric Providers, Inc. and the Company,
(v) the Amended and Restated Credit Agreement, dated as of February 24, 1995, between the Company and Arab Banking Corporation and all documents related to the transactions contemplated thereby, (vi) the Advisory Board Agreement, dated August 18, 1994, between the Employee and SRC, (vii) the Non-Disclosure and Confidentiality Agreement, dated August 18, 1994, between SRC and the Employee,
(viii) the Non-Qualified Stock Option Agreement, dated August 19, 1994, as amended, between SRC and the Employee, (ix) Mesch and (x) the Mesch Settlement.

     Section 2.     AMENDMENT TO DUTIES AS PRESIDENT. The last sentence of
Section 1 of the Agreement is amended by deleting such sentence in its entirety and substituting in lieu thereof the following:

     "Until January 5, 1997, you agree to devote your full business time and energies to the business and affairs of the Company and its Subsidiaries, if any, as is necessary from time to time for your fulfillment of your obligations to the Company hereunder. From January 5 through December 31, 1997, you agree to devote approximately two full business days per week to the business and affairs of the Company and its Subsidiaries which (i) relate to Optometric Providers, Inc. or (ii) which relate to the Management Agreement between the Company and Optometric Providers, Inc."

     Section 3. AMENDMENT TO TERM OF EMPLOYMENT. Section 2(a) of the Agreement is amended by deleting the words "the third anniversary thereof" in the second line thereof and inserting in lieu thereof the words "December 31, 1997" in lieu thereof.

     Section 4.     AMENDMENT TO COMPENSATION AS PRESIDENT.

Section 3(a) of the Agreement is amended by deleting such subsection in its entirety and substituting in lieu thereof the following new Section 3(a):

     In consideration for your services under this Agreement (i) until January 5, 1997 you shall be paid at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000) and (ii) after January 5, 1997 you shall be paid at the annual rate of Seventy Thousand Dollars ($70,000), subject in each case to increase from time to time by action of the Board in accordance with your performance and the Company's performance ("Base Salary"), and payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive with respect to the applicable period under this Agreement, after taking into account the tax benefit (if any) of such payments."

     Section 5. AMENDMENT TO SEVERANCE PROVISIONS. (a) In connection with the foregoing amendments to the Agreement, Section 3(b) of the Agreement is amended by deleting such subsection in its entirety and substituting in lieu thereof the following new Section 3(b):

     "(b) In the event your employment shall be terminated by the Company without Cause at any time prior to December 31, 1997, or in the event that you terminate your employment hereunder prior to December 31, 1997 by reason of any material change in your duties imposed by the Board of Directors of the Company (other than any change contemplated by that certain Amendment No. 1 to this Agreement dated as of January 2, 1997) or by reason of any material breach by the Company of its obligations to you, the Company shall (i) during the period beginning on the date of such termination and ending on December 31, 1997, pay you the Base Salary to which you would be entitled to during such period pursuant to Section 3(a) and (ii) during the period beginning on the date of such termination and ending on the earlier of June 30, 1998 and the date which is 12 months after the date of such termination, pay and provide to you such benefits as you were then receiving or entitled to pursuant to Section 6(a) hereof; PROVIDED, HOWEVER, that the benefits described in paragraph 2 of Schedule A to the Agreement, shall continue as provided in such paragraph 2.

     (b) In connection with the foregoing amendments to the Agreement, the fourth paragraph of Section 7 of the Agreement is amended by deleting such paragraph in its entirety and substituting in lieu thereof the following new paragraph:

     "In the event of such a termination of employment as a result of your death or total and permanent disability, the Company shall have no further obligations hereunder except as provided in Sections 3 and 9 hereof and except as provided below in this Section 7:

          (a) In the event of death prior to December 31, 1997, (i) the Company shall pay to your estate amounts, at the Base Salary rate in effect on the termination date, payable in monthly payments, through December 31, 1997 and (ii) through the earlier of June 30, 1998 and the date which is 12 months after your death, your estate shall be entitled to continue to receive the benefits you have been receiving or were entitled to under paragraph 3 of Schedule A and under paragraph 2 of Schedule A; and

          (b) In the event of total and permanent disability prior to December 31, 1997, (i) the Company shall pay to you (or your estate) amounts, at the Base Salary rate in effect on the termination date, payable in monthly payments, through December 31, 1997 and (ii) through the earlier of June 30, 1998 and the date which is 12 months after such termination date you (or your estate) shall continue to be entitled to receive such benefits as you were then receiving pursuant to Section 6(a) hereof and under paragraph 2 of Schedule A. Amounts to which you would otherwise be entitled under clause (i) of this subparagraph (b) above shall be reduced by the amount of any disability insurance proceeds actually paid to you or paid for your benefit (or to your estate or legal representatives) with respect to such payment period following the termination date under any disability policy provided by the Company.

     (c) In connection with the foregoing amendments to the Agreement, the first sentence of Section 8(a) of the Agreement is amended by deleting such sentence in its entirety and substituting in lieu thereof the following new sentence:

     "In the event you, the Company, or a successor to the Company elects to terminate your employment upon a Change of Control (as defined in Section 8(b) below), provided that the terminating party gives notice of such termination (a "Change of Control Notice") within twenty-four (24) months of a Change of Control, then upon such termination pursuant to this paragraph, you (or your estate, if you die prior to receiving the payments hereinafter set forth in this sentence) shall, through the period ending on December 31, 1997, be entitled to receive, in monthly payments, your Base Salary in effect on the date of such termination."


     Section 6. AMENDMENT TO COMPETITION. In connection with the foregoing amendments to the Agreement, Section 10 of the Agreement shall be amended by deleting such Section in its entirety, which amendment shall only become effective as of the date which is the later of (i) the date you cease to be an employee of the Company or any of its affiliates and (ii) the date you cease to be a director of SRC.

     Section 7. AMENDMENT TO NOTICE PROVISION. Section 15 of the Agreement is amended to provide that the address for notices and communications to the Employee is as follows: 53 Brush Hill Road, Sherborn, MA 01770.

     Section 8. CONFORMING AMENDMENT. In connection with the foregoing amendments to the Agreement, the term "Acquisition" appearing in Sections 24 and 25 is deleted and the term "the Company" is inserted in lieu thereof.

     Section 9. FURTHER ASSURANCES; COVENANTS. Each party hereby agrees, at any time and from time to time after the date hereof, at the reasonable request of the other party, to execute and deliver such other agreements, certificates or instruments as may be reasonably requested in order to more effectively amend the Agreement as set forth above. SRC and the Company hereby represent and covenant as follows: (i) as promptly as practicable after the execution and delivery of this Amendment, the Employee shall be replaced as a Trustee of the Cambridge Eye Associates so-called "401(k) plan"; and (ii) the Key Man Life Insurance Policy regarding the Employee and referred to in Section 4.01(f) of the Amended and Restated Credit Agreement, dated as of February 24, 1995, between the Company and Arab Banking Corporation, has been terminated and is no longer in effect.

     Section 10. ADVISORY BOARD. The Advisory Board Agreement, dated August 18, 1994 between the Employee and SRC and the Non-Disclosure and Confidentiality Agreement, dated August 18, 1994, between SRC and the Employee are hereby terminated and are null and void and of no further force or effect.

     Section 11. EFFECT OF AMENDMENT. The parties hereby ratify and confirm all of the provisions of the Agreement, as amended hereby, and agree and acknowledge that the Agreement as so amended remains in full force and effect.

     Section 12. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts to be made and performed entirely within the Commonwealth of Massachusetts.

     Section 13. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                                    SIGHT RESOURCE CORPORATION



                                    By  /s/ William G. McLendon
                                        ------------------------------------
                                        William G. McLendon
                                        President
                                        Hereunto Duly Authorized


                                    CAMBRIDGE EYE ASSOCIATES, INC.



                                    By: /s/ Alan MacDonald
                                        ------------------------------------
                                        Alan MacDonald
                                        Treasurer
                                        Hereunto Duly Authorized



                                    /s/ Elliot S. Weinstock
                                    ------------------------------------
                                    Elliot S. Weinstock



For Purposes of Section 1:


Douglas Vision World, Inc.



By  /s/ Alan MacDonald
    ------------------------------------
    Name:
    Title:
    Hereunto Duly Authorized


Cambridge Eye Doctors of New Hampshire, Inc.



By  /s/ Alan MacDonald
    ------------------------------------
    Name:

    Title:
    Hereunto Duly Authorized



E.B. Brown Opticians, Inc.



By  /s/ Alan MacDonald
    ------------------------------------
    Name:
    Title:
    Hereunto Duly Authorized


Optometric Providers, Inc. (f/k/a New Vision Optometry, Inc.)



By  /s/ Alan MacDonald
    ------------------------------------
    Name:
    Title:
    Hereunto Duly Authorized